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                                                                      Exhibit 21




                         SUBSIDIARIES OF ALKERMES, INC.


                                                                 State or
                                              Percentage        Country of
Registrant                                    Ownership         Incorporation
----------                                    ---------         -------------
Alkermes Controlled Therapeutics, Inc.           100            Pennsylvania


Alkermes Controlled Therapeutics Inc. II         100            Pennsylvania


Alkermes Development Corporation II              100            Delaware


Advanced Inhalation Research, Inc.               100            Delaware


Alkermes Europe, Ltd.                            100            United Kingdom


Alkermes Investments, Inc.                       100            Delaware